EXHIBIT 99.1

Scientific Learning Announces First Quarter 2012 Financial Results

OAKLAND, Calif., May 3, 2012 (GLOBE NEWSWIRE) -- Scientific Learning Corporation (Nasdaq:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the first quarter ended March 31, 2012.

Total revenue in the first quarter of 2012 was $7.1 million, compared to $10.4 million in the first quarter of 2011. Total booked sales for the first quarter of 2012 were $4.6 million, compared to $8.1 million in the first quarter of 2011. Net loss in the first quarter of 2011 was ($5.0 million), or ($0.26) per share, compared to a net loss of ($2.4 million), or ($0.13) per share, in the first quarter of 2011. Adjusted EBITDA was ($4.1 million) in the first quarter of 2012 compared to ($1.4 million) in the first quarter of 2011.

First Quarter 2012 Operating Metrics:

  Transaction volume increased by 61% over first quarter 2011
  Recurring revenue increased 1% and comprised 43% of total revenue, compared to 29% in the first quarter 2011 which included a large 7-figure deal with 5 years of support
  As of March 31, 2012, approximately 29% of the Company's active K-12 school sites are accessing Fast ForWord via the new on-demand, SaaS platform known as MySciLEARN

"The past two quarters have been challenging given the seasonality in our core K-12 market and the transition in our business model, but we are pleased with the progress we have been making in the business," said Andy Myers, Chief Executive Officer of Scientific Learning. "Our MySciLEARN on-demand platform is far exceeding the expectations of our customers in terms of usability and performance, and it enables us to build and deploy more quality applications alongside Fast ForWord and Reading Assistant in the future. We continue to see an increase in overall transaction volume, which is inherent to our transition to a subscription business. We also saw a 43% increase in active sites on the new platform over the last 90 days, which represents a blend of both new customers and existing customer migrations. We expect a meaningful contribution from perpetual license sales, particularly in the next two quarters, as we continue to build our base of recurring revenue and reduce costs. We believe that our recent financing activities give us the runway to complete a successful transition to becoming a profitable, growing SaaS business."

A conference call to discuss first quarter 2012 financial results is scheduled for today, May 3, 2012 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (866) 652-3154 (domestic) or (706) 634-7311 (international), Conference ID # 72508258, approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company's website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (855) 859-2056 (domestic) and (404) 537-3406 (international) and enter Conference ID # 72508258.

Booked sales and Adjusted EBITDA are both non-GAAP measures. Additional information on these non-GAAP measures and reconciliations are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning's results are demonstrated in over 250 research studies and protected by over 55 patents. Learners can realize achievement gains of up to 2 years in as little as 3 months and maintain an accelerated rate of learning even after the programs end.

Today, learners have used over 3 million Scientific Learning software products. We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit http://www.scilearn.com/ or call toll-free (888) 358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to customer acceptance of the on-demand platform, our development of future software applications, transaction volume, our transition to a subscription SAAS business, our ability to migrate customers to our new on-demand platform, levels of recurring revenue and perpetual license sales, cost reductions, the sufficiency of our financial resources and future levels of growth and profitability. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in government budgets and the general economy); availability of funding to purchase the Company's products and generally available to schools, including the expiration of federal stimulus funding; unexpected challenges in product development; the acceptance of existing and new products and product changes in existing and new markets; acceptance of subscription and other recurring offerings; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-K for the year ended December 31, 2011 (Part I, Item 1A, Risk Factors), filed March 30, 2012. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 8,120	$ 5,871
Accounts receivable, net	2,216	4,433
Prepaid expenses and other current assets	1,725	1,709

Total current assets	12,061	12,013

Property and equipment, net	3,129	3,326
Goodwill	4,568	4,568
Other intangible assets, net	389	518
Other assets	1,431	1,438

Total assets	$ 21,578	$ 21,863

Liabilities and stockholders' equity (net capital deficiency)
Current liabilities:
Accounts payable	$ 1,449	$ 881
Accrued liabilities	3,455	3,556
Deferred revenue	10,363	12,606

Total current liabilities	15,267	17,043
Deferred revenue, long-term	4,496	4,716
Warrant liability	2,406	--
Other liabilities	734	785

Total liabilities	22,903	22,544

Stockholders' equity (net capital deficiency):
Common stock and additional paid in capital	95,128	90,735
Accumulated deficit	(96,455)	(91,419)
Accumulated other comprehensive income	2	3

Total stockholders' equity (net capital deficiency)	(1,325)	(681)

Total liabilities and stockholders' equity (net capital deficiency)	$ 21,578	$ 21,863

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Subscriptions	$ 763	$ 250
Licenses	2,331	5,227
Service and support	3,992	4,958

Total revenues	7,086	10,435

Cost of revenues:
Cost of subscriptions	263	45
Cost of licenses	244	315
Cost of service and support	1,836	2,248

Total cost of revenues	2,343	2,608

Gross profit	4,743	7,827

Operating expenses:
Sales and marketing	4,889	4,916
Research and development	2,570	2,904
General and administrative	2,218	2,343

Total operating expenses	9,677	10,163

Operating loss	(4,934)	(2,336)

Interest and other income (expense), net	(59)	12

Loss before provision for income taxes	(4,993)	(2,324)
Provision for income taxes	43	39
Net loss	$ (5,036)	$ (2,363)

Net loss per share:
Basic net loss per share	$ (0.26)	$ (0.13)
Diluted net loss per share	$ (0.26)	$ (0.13)

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	19,157	18,749
Diluted weighted average shares outstanding	19,157	18,749

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating Activities:
Net loss	$ (5,036)	$ (2,363)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	614	475
Stock-based compensation	263	456
Change in fair value of warrant	38	--
Changes in operating assets and liabilities:
Accounts receivable	2,217	1,711
Prepaid expenses and other current assets	(16)	124
Other assets	(32)	46
Accounts payable	568	(29)
Accrued liabilities	(101)	(671)
Deferred revenue	(2,463)	(1,974)
Other liabilities	(51)	(30)
Net cash used in operating activities	(3,999)	(2,255)

Investing Activities:
Purchases of property and equipment, net	(249)	(372)
Purchases of investments	--	(2,379)
Maturities of investments	--	3,000
Net cash provided by (used in) investing activities	(249)	249

Financing Activities:
Borrowings under bank line of credit	3,000	--
Repayment of borrowings under bank line of credit	(3,000)	--
Proceeds from exercise of options	1	--
Proceeds from the issuance of common stock, net	6,511	4
Net settlement of common stock	(14)	(26)
Net cash provided by financing activities	6,498	(22)

Effect of exchange rate changes on cash and cash equivalents	(1)

Increase (decrease) in cash and cash equivalents	2,249	(2,028)

Cash and cash equivalents at beginning of period	5,871	5,415

Cash and cash equivalents at end of period	$ 8,120	$ 3,387

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended March 31,
	2012	2011

Booked sales	$ 4,615	$ 8,083
Less: revenues	7,086	10,435
Other adjustments	8	378
Net decrease in total deferred revenue	$ (2,463)	$ (1,974)

Beginning balance in total deferred revenue	$ 17,322	$ 21,871
Ending balance in total deferred revenue	$ 14,859	$ 19,897

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Loss to Adjusted EBITDA

$s in thousands
	Three months ended March 31,
	2012	2011

Net loss	$ (5,036)	$ (2,363)
Adjustments to reconcile to Adjusted EBITDA:
Provision for income taxes[1]	43	39
Interest and other (income) expense, net[2]	59	(12)
Depreciation and amortization[3]	614	475
Stock-based compensation[4]	263	456
Adjusted EBITDA	$ (4,057)	$ (1,405)

Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense (Adjusted EBITDA) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the Company in the current period. We also believe that Adjusted EBITDA will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of Adjusted EBITDA to net loss, the closest GAAP measure.

Adjusted EBITDA should not be considered in isolation or as a substitute for analysis for our results as reports under GAAP. Adjusted EBITDA has the following differences from net loss, the closest GAAP measure:

1 Provision for income taxes is a required expense for all businesses. We excluded in it order to allow investors to evaluate our operating results without regard to our tax obligations.

2 Because we have borrowed and invested money, interest income and expense is a necessary element of our costs and ability to generate profits and cash flows. We excluded interest income and expense in order to allow investors to evaluate our operating results without regard to our financing methods. Other income and expense includes change in the fair value of our warrants, foreign exchange gain and loss as well as gain and loss on disposal of fixed assets, all of which we believe are not indicative of our core operating performance and are not meaningful in comparison to our past operating performance.

3 Depreciation and amortization are necessary elements of our costs and our ability to generate profits; and the assets being depreciated and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. See below for allocation of non-cash charges.

4 Stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation because we believe it is not an indicator of the performance of our core operations. See below for allocation of non-cash charges.

Non-Cash Charges

$s in thousands	Three months ended March 31, 2012
	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of products	$ 154	$ 1	$ 155
Cost of service and support	--	6	6
Operating expenses	460	256	716
Total	$ 614	$ 263	$ 877

$s in thousands	Three months ended March 31, 2011
	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of products	$ 138	$ --	$ 138
Cost of service and support	--	9	9
Operating expenses	337	447	784
Total	$ 475	$ 456	$ 931

Recurring Revenue
	Three months ended March 31,
	2012	2011

Recurring revenue[1]	$ 3,037	$ 3,003
Non-recurring revenue[2]	4,049	7,432

Total revenues	$ 7,086	$ 10,435

Recurring revenue as a % of total revenue	43%	29%
Non-recurring revenue as a % of total revenue	57%	71%

1 Recurring revenue is GAAP revenue recognized in the current period. It is predictable revenue that is likely to continue in future reporting periods. We derive recurring revenue from subscription fees paid by US and international customers to access our applications, on-line consumer products, and web-delivered reporting tools and from support & maintenance fees paid by our customers, who previously purchased perpetual software products.

2 Non-recurring revenue is GAAP revenue recognized in the current period. It is revenue that is not predictable and uncertain to continue in the future. We derive recurring revenue from perpetual software licenses, non-recurring consulting contracts, OEM agreements, and other contracts.

Booked sales of recurring contracts
	Three months ended March 31,
	2012	2011

Recurring booked sales[1]	$ 2,031	$ 2,210
Non-recurring booked sales[2]	2,584	5,873

Total booked sales	$ 4,615	$ 8,083

Recurring booked sales as a % of total booked sales	44%	27%
Non-recurring booked sales as a % of total booked sales	56%	73%

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Please see first table above for reconciliation of total booked sales, total revenue, and total change in deferred revenue.

1 Booked sales of recurring contracts is a non-GAAP measure of predictable sales that generate recurrent revenue, which is a GAAP measure defined above.

2 Non-recurring booked sales are sales that are not predictable and uncertain to continue in the future. We derive recurring booked sales from perpetual software licenses, non-recurring consulting contracts, OEM agreements, and other contracts.

CONTACT: Media Contact:
         Anne Berger
         Senior Director of Marketing
         Scientific Learning Corporation
         (510) 625-2270
         aberger@scilearn.com

         Investor Contact:
         Stacie Bosinoff
         The Blueshirt Group
         Scientific Learning Corporation
         (415) 217-7722
         investorrelations@scilearn.com